                                                                    EXHIBIT 99.1


                       ROBBINS & MYERS REPORTS FISCAL 2004
                      SECOND QUARTER AND FIRST HALF RESULTS


DAYTON, OHIO, March 24, 2004. . . Robbins & Myers, Inc. (NYSE: RBN) today reported sales and earnings for the second quarter and first six months of fiscal 2004, ended February 29, 2004. Sales for the second quarter were $142.2 million compared with $134.2 million for the same period of fiscal 2003. Foreign currency translation represented $12.4 million of the increase in sales. Net income for the second quarter was $.3 million or $.02 per share versus $3.0 million or $.21 per share for the same period of fiscal 2003. Results for the current period include pretax charges of $1.4 million ($.9 million net of tax, or $.06 per share) related to the retirement of the Company's former CEO.

Sales for the first six months were $274.7 million versus $259.0 million for the first half of fiscal 2003. Foreign currency translation accounted for an increase in sales of $23.2 million compared with the prior year period. First half earnings before interest and taxes ("EBIT") were $11.8 million versus $15.9 million for the same period last year. Net income for the six months was $2.5 million or $.17 per share compared with $5.0 million or $.35 per share in the comparable 2003 period. EBIT, net income and earnings per share for the six months were also reduced by the retirement costs.

"Earnings for the quarter were at the high end of our previously stated guidance before the retirement costs," said Daniel W. Duval, President and Chief Executive Officer of Robbins & Myers, Inc. "The decline in revenues, excluding the foreign currency translation, was as anticipated. We entered the year with low backlogs, the result of weakness in orders during the latter half of fiscal 2003, particularly, in the Pharmaceutical Segment. The erosion in profitability was due to the lower volumes, aforementioned retirement costs, higher pension and insurance costs, and a shift in sales mix as aftermarket activity represented a lower percentage of revenues."


BUSINESS SEGMENT RESULTS

Revenues for the Pharmaceutical Segment reflected sequential improvement over the first quarter primarily due to positive foreign currency translation. The impact of the low starting backlog, coupled with long lead times, resulted in the segment's weak operating performance in the second quarter. Profitability was impacted due to the decrease in volume. On the positive side, during the second quarter, the segment experienced another sequential improvement in orders that should support higher profitability expectations in the second half of fiscal 2004.

The Energy Segment's performance in the second quarter reflects strong growth both over the prior year quarter and sequentially. Sales increased 17% over the first quarter of fiscal 2004 and were 24% higher than in the comparable prior year period. EBIT was up 20% sequentially and 40% over the prior year period. Higher energy prices and accelerated global demand for oil and gas are beginning to lead to increased rig counts and capital equipment spending.

In the Industrial Segment there was a decline in sales and EBIT from the second quarter of fiscal 2003 and the first quarter of fiscal 2004, primarily due to lower aftermarket activity at Moyno and Chemineer and, also, the continuing depressed conditions in the Chemical Processing Industry.

EARNINGS GUIDANCE

Duval stated, "Market conditions during the latter half of calendar 2003 were challenging, thus, producing relatively weak earnings in the first half of our fiscal 2004. While a general economic recovery is broadly forecasted, we have experienced only moderate growth in orders from our U.S. and western European pharmaceutical and industrial customers. The growth in our pharmaceutical orders is in new markets, such as, China and Eastern Europe. We expect the robust market conditions in our Energy Segment to continue.

"Robbins & Myers is positioned to take advantage of strengthening markets as we have focused on improving our cost structure, increasing organizational capabilities and driving organic growth." Duval continued, "We believe that based on our current backlog and order trends, we expect our fiscal 2004 earnings to be in the range of $.80 to $.90 per share. The fiscal 2004 earnings estimates exclude the $.06 per share impact of retirement costs recorded in the second quarter and, our third fiscal quarter earnings are expected to be between $.23 and $.28 per share."

In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company's ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded this special item. Earnings and earnings per share before the special item reconciles to earnings presented according to GAAP as follows:

                                                               THREE MONTHS ENDED              SIX MONTHS ENDED
                                                     ---------------------------------------------------------------------
                                                       FEBRUARY 29,     FEBRUARY 28,        FEBRUARY 29,     FEBRUARY 28,
(IN THOUSANDS, EXCEPT PER SHARE DATA)                         2004              2003                2004             2003
------------------------------------------------------------------- -----------------  ------------------ ----------------

NET INCOME                                                    $320            $3,043              $2,459           $5,033

PLUS SPECIAL ITEM, NET OF TAX:
      CEO RETIREMENT COSTS                                     896                 0                 896                0
                                                     -------------- -----------------  ------------------ ----------------

NET INCOME BEFORE SPECIAL ITEM                              $1,216            $3,043              $3,355           $5,033
                                                     ============== =================  ================== ================

DILUTED EARNINGS PER SHARE                                   $0.02             $0.21               $0.17            $0.35

PLUS SPECIAL ITEM:

      CEO RETIREMENT COSTS                                    0.06              0.00                0.06             0.00
                                                     -------------- -----------------  ------------------ ----------------

DILUTED EARNINGS PER SHARE BEFORE SPECIAL ITEM               $0.08             $0.21               $0.23            $0.35
                                                     ============== =================  ================== ================

OTHER

The Company has announced the retirement of Hugh E. Becker as Vice President, Investor Relations. Investor Relations activities have been assumed by the Finance Department under the direction of Kevin J. Brown, Vice President & Chief Financial Officer. Interested parties should continue to contact the Investor Relations office at 937-225-3335.

CONFERENCE CALL

Robbins & Myers, Inc. has scheduled a conference call and webcast for 2:00 p.m., EST on Thursday, March 25, 2004, to review the second quarter fiscal 2004 and first half results. A copy of the Company's presentation will be available on the Company's website at www.robbinsmyers.com at the commencement of the conference call. Please contact the Company's Investor Relations to register for the call. The call web cast is available at www.robbinsmyers.com

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, critical equipment and systems for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements, identified by use of words such as "expects," "anticipates," "estimates," and similar expressions. These statements reflect the Company's expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, continued availability of acceptable acquisition candidates and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
   (Unaudited)



    (in thousands)                                                   February 29, 2004                    August 31, 2003
------------------------------------------------------------     -----------------------------         -------------------------
    ASSETS
         Current Assets:
               Cash and cash equivalents                                              $14,873                           $12,347
               Accounts receivable                                                    122,309                           117,896
               Inventories                                                            106,277                            96,196
               Other current assets                                                     9,026                            10,480
               Deferred taxes                                                           7,975                             7,469
                                                                 -----------------------------         -------------------------
                 Total Current Assets                                                 260,460                           244,388

         Goodwill & Other Intangible Assets                                           327,285                           310,748
         Other Assets                                                                   8,447                             7,357

         Property, Plant & Equipment                                                  144,982                           141,963
                                                                 -----------------------------         -------------------------
                                                                                     $741,174                          $704,456
                                                                 =============================         =========================
    LIABILITIES AND SHAREHOLDERS' EQUITY
         Current Liabilities:
               Accounts payable                                                       $50,907                           $49,588
               Accrued expenses                                                        84,841                            85,158
               Current portion of long-term debt                                       17,418                             7,319
                                                                 -----------------------------         -------------------------
                 Total Current Liabilities                                            153,166                           142,065

         Long-Term Debt - Less Current Portion                                        186,277                           186,284
         Deferred Taxes                                                                 8,303                             7,860
         Other Long-Term Liabilities                                                   86,955                            81,241
         Shareholders' Equity                                                         306,473                           287,006
                                                                 -----------------------------         -------------------------
                                                                                     $741,174                          $704,456
                                                                 =============================         =========================


Note: All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
   (Unaudited)




                                                                      Three Months Ended                Six Months Ended
                                                          ---------------------------------    -------------------------------
                                                            February 29,       February 28,      February 29,     February 28,
(in thousands,  except per share data)                              2004               2003              2004             2003
------------------------------------------------------    ---------------    ---------------    --------------   --------------

Sales                                                           $142,217           $134,155          $274,699         $258,983
Cost of sales                                                     97,136             88,908           186,152          172,188
                                                          ---------------    ---------------    --------------   --------------

Gross profit                                                      45,081             45,247            88,547           86,795

SG&A expenses                                                     38,349             35,826            74,009           69,792
Amortization expense                                                 696                571             1,317            1,110
Other                                                              1,378                  0             1,378                0
                                                          ---------------    ---------------    --------------   --------------

Income before interest and income taxes                            4,658              8,850            11,843           15,893

Interest expense                                                   3,642              3,852             7,340            7,710
                                                          ---------------    ---------------    --------------   --------------

Income before income taxes and minority interest                   1,016              4,998             4,503            8,183

Income tax expense                                                   356              1,675             1,576            2,742

Minority interest                                                    340                280               468              408
                                                          ---------------    ---------------    --------------   --------------

Net income                                                          $320             $3,043            $2,459           $5,033
                                                          ===============    ===============    ==============   ==============



Net Income Per Share:
      Basic                                                        $0.02              $0.21             $0.17            $0.35
      Diluted                                                      $0.02              $0.21             $0.17            $0.35


Weighted Average Common Shares Outstanding:
      Basic                                                       14,457             14,358            14,449           14,351
      Diluted                                                     16,260             16,643            16,264           16,604


Orders                                                          $160,194           $153,485          $302,895         $281,177

Backlog                                                         $141,610           $147,513          $141,610         $147,513



  Note: All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
   (Unaudited)



                                                                  Three Months Ended                     Six Months Ended
                                                        ---------------------------------------   --------------------------------
                                                            February 29,        February 28,       February 29,       February 28,
(in thousands)                                                      2004                2003               2004               2003
-----------------------------------------------------    ----------------   -----------------   ----------------   ----------------

   Sales
            Pharmaceutical                                       $83,726             $80,362           $161,636           $155,308
            Industrial                                            29,639              30,464             59,561             58,307
            Energy                                                28,852              23,329             53,502             45,368
                                                         ----------------   -----------------   ----------------   ----------------
            Total                                               $142,217            $134,155           $274,699           $258,983
                                                         ================   =================   ================   ================


   Income Before Interest and Income Taxes (EBIT)
            Pharmaceutical                                        $1,425              $4,391             $3,634             $8,113
            Industrial                                             1,173               2,354              3,378              4,170
            Energy                                                 6,993               5,009             12,825              9,522
            Corporate and Eliminations                            (4,933)(1)          (2,904)            (7,994)(1)         (5,912)
                                                         ----------------   -----------------   ----------------   ----------------
            Total                                                 $4,658              $8,850            $11,843            $15,893
                                                         ================   =================   ================   ================


   Depreciation and Amortization
            Pharmaceutical                                        $2,650              $2,683             $5,257             $5,304
            Industrial                                               939               1,227              2,201              2,475
            Energy                                                 1,327               1,401              2,664              2,784
            Corporate and Eliminations                               428                 349                813                684
                                                         ----------------   -----------------   ----------------   ----------------
            Total                                                 $5,344              $5,660            $10,935            $11,247
                                                         ================   =================   ================   ================


   Orders
            Pharmaceutical                                       $96,873             $99,452           $182,706           $174,411
            Industrial                                            32,291              30,982             62,871             61,506
            Energy                                                31,030              23,051             57,318             45,260
                                                         ----------------   -----------------   ----------------   ----------------
            Total                                               $160,194            $153,485           $302,895           $281,177
                                                         ================   =================   ================   ================


   Backlog
            Pharmaceutical                                      $109,931            $119,823           $109,931           $119,823
            Industrial                                            25,278              24,472             25,278             24,472
            Energy                                                 6,401               3,218              6,401              3,218
                                                         ----------------   -----------------   ----------------   ----------------
            Total                                               $141,610            $147,513           $141,610           $147,513
                                                         ================   =================   ================   ================



(1) Includes costs of $1,378,000 related to the retirement of our former President and CEO.


Note: All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.